March 7, 2013

Tower International, Inc.

17672 Laurel Park Drive North

Livonia, MI 48152

Dear Sirs/Madams:

We have audited the financial statements of Tower International, Inc. (the “Company”) as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 7, 2013, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s election to change its method of accounting for recognizing pension actuarial gains and losses. Note 2 to such financial statements contains a description of the adoption during the year ended December 31, 2012 of the change in accounting principle for recognizing actuarial gains and losses in excess of the corridor for the Company’s defined benefit pension plan from an amortization method over future periods to immediate recognition. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Detroit, Michigan